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                                                     EXHIBIT 15.1

Detroit Diesel Corporation
13400 Outer Drive West
Detroit, MI  48239

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Detroit Diesel Corporation and subsidiaries for the periods ended March 31, 1997 and 1996, as indicated in our report dated April 29, 1997 (which report indicated our reliance on the review report of other accountants with respect to their review of the interim financial statements of VM Motori, S.p.A., a consolidated subsidiary, for the three month period ended March 31,
1996); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, is incorporated by reference in Registration Statement Nos. 33-84468, 33-84470 and 333-02024 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP
DETROIT, MICHIGAN
May  13, 1997